Exhibit 23.4

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts” and “Selected Consolidated Financial Data” and to the use of our report dated February 20, 2013 (which contains an explanatory paragraph describing conditions that raise substantial doubt about AMR Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), in the registration statement (Form S-4) and related prospectus of AMR Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Dallas, TX

April 15, 2013